Annexure A

Nigeria:

2007 Awarded Block OLP 258 and paid USD 110 million signature bonus;

2007 Awarded Block OLP 295;

2008 Signature bonus paid;

2008 Technical work conducted on both blocks;

2011 C2E acquired 33% share holding.

Sao Tome

38% of 1 Block in the Joint Development Zone

Namibia

Through the 100% acquisition of Yorkshire Trading Ltd, C2E acquired a 40% share holding in six on-shore Namibian oil blocks.  Covering 492 sq km, the blocks are: 2416B, 2417, 2516, 2517, 2616 and 2617.

Uganda

38 % of 2 Blocks in Uganda

Sinopec

Exclusive agreement with Sinopec for Africa

Yorkshire Trading

Leading provider of switchgear products for power industry

AGREEMENT

1 PARTIES

1.1 The parties to this agreement are –

1.1.1 C2E Energy Inc ("**C2E**");

1.1.2 Imtiaz [illegible] (identity number 6207165224085) ("**Imtiaz**");

1.1.3 Yorkshire Energy Holding .... and Yorkshire Trading................................ (jointly and severally hereunder referreed to as "**Yorkshire**")

1.2 C2E, Imtiaz and Yorkshire are hereinafter, jointly and severally, referred to as the parties", or as the case may be, "a party".

2 RECORDAL

2.1 The parties wish to enter into an agreement with regard to-

2.1.1 The disposal of the entire issued share capital ("**the shares**") of and all claims of Imtiaz and/or any other shareholders of Yorkshire, against, Yorkshire ("**the claims**"), to C2E, as one indivisible transaction, in accordance with the terms and conditions recorded in this agreement.

2.1.2 Imtiaz hereby represents and warrants to C2E that he represents, in a duly authorised manner, and to the fullest extent, the interests of all the shareholders of Yorkshire in and to the shares and the claims, and that he is fully, effectively and lawfully entitled and able to procure due transfer of the shares and due session of the claims to C2E, to the extent that C2E will, upon the issue or transfer to Imtiaz, of the consideration shares referred to in 2.1.3 below have become the sole, effective and lawful owner of the shares and the claims, under circumstances where the shares and the claims shall have been transferred

without any impediment and without any third party having any rights or interest in regard to the shares and the claims, save for C2E.

2.1.3 The consideration payable by C2E to Imtiaz and/or Yorkshire (and, as a result of the representations and warranties of Imtiaz recorded in 2.1.2 above, to all other shareholders or any party having any interest, of whatsoever nature, in and to the shares and the claims, shall be 100, 000, 000, 000.00 (One Hundred Million) ordinary shares in the issued share capital of C2E, as at the transfer date, referred to in 2.1.5 hereunder.

2.1.4 The effective date of the transaction recorded in this agreement shall be deemed to have been 1 March 2011 ("the effective date").

2.1.5 The parties agree that on 28 MARCH 2011 (**"the transfer date"**), representatives of C2E and Imtiaz, shall meet at RANDBURG ________________ with a view to-

2.1.5.1 Imtiaz procuring the due transfer of the shares and the claims to and in favour of C2E; and

2.1.5.2 C2E procuring, the due transfer of the consideration shares, to Imtiaz or his nominee,

in such a manner, and in accordance with such documentation, and the exchange of such documentation, as would give effect to the disposal and acquisition of the shares and the claims against receipt of the consideration shares.

2.1.6 The matters regarding the transfer of the shares and the claims, and the issue or transfer of the consideration shares, as referred to in 2.1.5 above, shall, be conducted under the supervision of ________________________________ ___, who is hereby authorised, by the parties, to ensure the due, proper and effective implementation of the provisions of this agreement and in particular as envisaged in paragraph 2.1.5 above.

2.1.7 Imtiaz represents and warrants to C2E that the shares in and/or assets of the companies, recorded in Annexure **"A"** hereto, form part of or are controlled by and/or owned by Yorkshire and, therefore, all shares, companies and assets, recorded in Annexure "A" hereto, shall, after the implementation of this agreement as envisaged in 2.1.5 above, beneficially and lawfully be owned by C2E.

2.1.8 The parties agree that-

2.1.8.1 Imtiaz will be appointed as a main board member of C2E; and

2.1.8.2 such representative or representatives of C2E, as nominated by C2E, will, with the full assistance and support of Imtiaz, be appointed as a Director or Directors of Yorkshire and/or any of the companies listed in Annexure "A" hereto, and to the effect that, upon such appointment (of the board representative or representatives of C2E, the boards of directors of Yorkshire and/or all or any of the companies recorded in Annexure "A" hereto), will, from a board of directors perspective, be controlled by a representative or representatives of C2E.

3 BREACH

Should any party (**"the defaulting party"**) commit any material breach of this agreement or any of its obligations in terms of this agreement and fail to remedy such breach within 14 (fourteen) days after receipt of a written notice to that effect from the party prejudiced thereby (**"the non-defaulting party"**), then and in such event the non-defaulting party shall be entitled, without prejudice to any other right which it may have in terms of this agreement or in law, either to cancel this agreement or to claim specific performance, specifically without prejudice to its rights to claim damages.

4 CONFIDENTIALITY

4.1 As a condition of the parties exchanging information, documentation and/or ideas relating to the subject matter of this agreement, the parties hereby agree to treat

such information, documentation and/or ideas as strictly confidential whether the same shall already have been obtained or shall in the future be obtained either directly or indirectly from any other party and however such information may be disclosed to them including, but without limiting the generality of the aforegoing, whether orally, visually or by reason of inspection of documentation or in any other manner howsoever.

4.2 In addition to and without derogating from the aforegoing, the parties hereby agree and undertake that they will direct any person to whom such information, documentation and/or ideas are revealed, not to disclose to any other person whomsoever any aspect of such information, documentation and/or ideas and/or any aspect of this agreement.

4.3 The parties shall treat the content of this agreement confidential as between them, and only disclose any part of the content of this agreement to any third party should such disclosing be strictly necessary for purposes of the implementation of this agreement.

5 NOTICES AND DOMICILIA

5.1 The parties choose as their respective ***domicilium citandi et executandi*** for the purpose of legal proceedings the following physical addresses, and for the purposes of giving or sending any notice provided for or necessary in terms of this agreement, the said ***domicilium*** as well as the following telefax numbers –

5.1.1 **C2E** at Design Quarter Fourways

facsimile number +27 8;

5.1.2 **Imtiaz** Abdulla at P.O. Box 324, Brixma, 2026

facsimile number 0866 703 506;

5.1.3 **Yorkshire** at P.O. BOX 324 BRUMA 2026

facsimile number 011 - 507 5175;

provided that any party may change its ***domicilium*** to any other physical address (and may change its telefax number to any other telefax number) in the Republic of South Africa, by written notice to the other party to that effect. Such change will be effective 7 (seven) days after receipt of notice thereof.

5.2 All notices to be given in terms of this agreement will -

5.2.1 be given in writing in the English language; and

5.2.2 be delivered by hand or sent by telefax.

5.3 Any notice so given -

5.3.1 if hand delivered before 16h00 on a business day, will rebuttably be presumed to have been received on the day of delivery. Any notice hand delivered after 16h00 on a business day, or on a day which is not a business day, will rebuttably be presumed to have been received on the immediately following business day;

5.3.2 if sent by telefax before 16h00 on a business day, will rebuttably be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after 16h00 on a business day, or on a day which is not a business day, will rebuttably be presumed to have been received on the immediately following business day.

5.4 Any notice in terms of this agreement shall only be validly given if in written or printed paper based form. For the avoidance of doubt, where any provision of this agreement requires any Party to perform any act in writing, this requirement will only be satisfied if such performance is made in a written or printed paper based form. The provisions of the Electronic Communications and Transactions Act, 2002 (Act No. 25 of 2002), in this regard are expressly excluded from this agreement, and data messages (as defined in that Act) are excluded as a valid form of notice in terms hereof.

5.5 Any paper based notice (as contemplated in clause 5.4) written in the English language which is actually received by the Party to whom the written notice is addressed will be deemed to have been properly given and received, notwithstanding that such written notice has not been given in accordance with the other provisions of this clause 4.

6 WHOLE AGREEMENT

This agreement constitutes the whole agreement between the parties as to the subject matter hereof and no agreements, representations or warranties between the parties regarding the subject matter hereof other than those set out herein are binding on the parties.

7 VARIATION

No addition to or variation, consensual cancellation or novation of this agreement and no waiver of any right arising from this agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by all the parties or their duly authorized representatives.

8 RELAXATION

No latitude, extension of time or other indulgence which may be given or allowed by any party to the other parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any party arising from this agreement, and no single or partial exercise of any right by any party under this agreement, shall in any circumstances be construed to be an implied consent or election by such party or operate as a waiver or a novation of or otherwise affect any of the party's rights in terms of or arising from this agreement or estop or preclude any such party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

9 **CO-OPERATION**

Each of the parties undertakes on a best endeavours basis to –

9.1 do and procure the doing by other persons and to refrain and procure that other persons will refrain from doing, all such acts; and

9.2 pass, and to procure the passing of all such resolutions of directors or shareholders of any company,

to the extent that same may lie within such party's power and may be required to give effect to this agreement, or any contract concluded pursuant to the provisions of this agreement.

SIGNED at SANDTON On 22 MARCH 2011

AS WITNESS:

JOHANNES P. ROUX

(Names of witness in block letters)

ON BEHALF OF C2E ENERGY INC

SIGNED at SANDTON On 22 MARCH 2011

AS WITNESS:

CHRISTOPHER MONTAGUE DAVISON
(Names of witness in block letters)

IMTIAZ..

SIGNED at SANDTON On 22 MARCH 2011

AS WITNESS:

RICHARD JAN MOERMAN
(Names of witness in block letters)

YORKSHIRE ENERGY HOLDINGS.................. AND YORKSHIRE TRADING..........

DETAILS OF SHAREHOLDING IN AND COMPANIES AND ASSETS OWNED AND/OR CONTROLLED BY YORKSHIRE ENERGY HOLDINGS .... AS AT THE EFFECTIVE DATE OF THE AGREEMENT BETWEEN C2E ENERGY INC, IMTIAZ .... AND YORKSHIRE ENERGY HOLDINGS......................, DATED __MARCH 2011, TO WHICH THIS ANNEXURE "A" FORMS AN ANNEXURE.